Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Cuentas, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Cuentas, Inc., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5550(b)(1). The Company was notified of the Staff determination on October 3, 2023. On October 10, 2023, the
Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815.
On December 18, 2023, upon review of the information provided by the Company, the Panel determined to denythe Company continued listing.
The Company securities were suspended on December 20, 2023.
The Company did not appeal the Panel decision to the Nasdaq
Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on February 1, 2024.